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                                                                    Exhibit 99.1

                                  TIFFANY & CO.
                                  NEWS RELEASE

Fifth Avenue & 57th Street                                   Contacts:
New York, N.Y. 10022                                         --------
                                                             James N. Fernandez
                                                             (212)230-5315
                                                             Mark L. Aaron
                                                             (212)230-5301

                TIFFANY PURCHASES TOKYO FLAGSHIP STORE BUILDING

NEW YORK, June 30, 2003 - Tiffany & Co. (NYSE-TIF) today announced that its Japanese subsidiary has purchased the land and building housing its flagship store in Tokyo's famous Ginza shopping district. The purchase price was 16.5 billion yen (approximately $140 million) plus transaction fees.

The 61,000 square foot, nine-story building, located directly on the Ginza, houses retail, restaurant and office tenants. The TIFFANY & CO. store occupies approximately 12,000 square feet on the street level, second and third floors. Tiffany opened the store in 1996 and expanded it in 1999.

Michael J. Kowalski, chairman and chief executive officer, said, "Japan represents Tiffany's largest international market, and the Ginza flagship store makes a meaningful contribution to our sales results. We are pleased that our strong balance sheet allowed us to move quickly to seize this unique opportunity and eliminate uncertainties concerning continued occupancy and rental rates. From an earnings perspective, the cost of this transaction is expected to be approximately neutral. This purchase completes the acquisition of our three flagship store buildings, New York, London and Tokyo, and reaffirms our confidence in Tiffany's long-term growth potential in Japan. From a capital budget perspective, this transaction was unanticipated. As we look forward to the full fiscal year 2003, expenditures are now expected to be approximately $290,000,000 (inclusive of this transaction), versus the previous forecast of $150,000,000."

Bridge financing for the transaction has been provided by Mizuho Bank, Ltd. The Company expects to put longer-term financing in place before the end of 2003.

Tiffany & Co. is the internationally renowned jeweler and specialty retailer. Sales are made primarily through company-operated TIFFANY & CO. stores and boutiques in the Americas, Asia-Pacific and Europe. Direct Marketing includes Tiffany's Business Sales division, Internet and catalog sales. Specialty Retail primarily includes the retail sales made in Little Switzerland, Inc. stores and also includes consolidated results from other ventures now or in the future operated under non-TIFFANY & CO. trademarks or trade names. Additional information can be found on Tiffany's Web site, www.tiffany.com, and on its shareholder information line 800-TIF-0110.

This press release contains certain "forward-looking" statements. Actual results might differ materially from those projected in the forward-looking statements. Information concerning factors that could cause actual results to differ materially are set forth in Tiffany's 2002 Annual Report and in Form 10-K, 10-Q and 8-K Reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

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